Exhibit 99.1

BLOCK Q3 2024 Shareholder Letter investors.block.xyz

November 7, 2024

To Our Shareholders

We’re about to transform 24 million Cash App Cards into a better alternative to credit cards when we launch Afterpay on Cash App Card. We wanted to dedicate this letter to explaining our lending products (Square Loans, Afterpay Buy Now Pay Later, and Cash App Borrow), our methodology, how we handle risks, and our competitive advantage.

In 2013, we began offering capital to sellers because we saw a meaningful gap in the market: small businesses were often denied access to credit, in the same way they were once denied access to accepting credit cards. We utilized our deep understanding of the seller and their business to build a technology that invited them to accept a loan with transparent rates, and pay back simply by making sales to their customers. We called it Square Capital (which is now known as Square Loans).

Since then, we’ve underwritten more than $22 billion in loans globally, with aggregate loss rates below 3%. And we’ve proven we can expand access: 58% of Square Loans are to women-owned businesses, and 36% are to minority-owned businesses, both of which are higher than the benchmark we track.1

If our sellers grow, we grow - and we believe Square Loans has a direct impact on our sellers’ growth. Sellers who take out a Square Loan grew on average 6% faster than sellers who did not take out a loan.2

We also see benefits to our ecosystem. In 2023, we saw a 15% improvement in retention of sellers who adopted a full suite of banking products (3 or more) compared with sellers that did not. Lending also improves our ability to cross sell other products. Sellers who have taken out a loan use 3.7 Square products on average compared to 1.5 products used by sellers who haven’t taken out a loan. SaaS attach rates for sellers that have taken out a loan are 10 percentage points higher than sellers that have not.3

Our methodology differentiates us in the market, and has three main attributes: technology, transparency, and simplicity.

1 Block data as of September 2024. Benchmark data derived from the U.S. Small Business Administration 7(a) and 504 Summary Report data as of November 2023 (accessed November 4, 2024).

2 Based on U.S. Square sellers who had a Square Loan during Q1 2021. GPV growth was calculated between Q1 2021 and Q1 2023.

3 Data based on monthly average attach rates of Square sellers between October 2023 and September 2024.

BLOCK Q3 2024 2

We start with developing sophisticated underwriting models that use real-time transaction data, AI and machine learning to predict risk, determine eligibility, and set customer limits. By analyzing data from our customers in real-time and comparing them to similar customers with established histories, we can make smarter and faster lending decisions. We believe this is different from traditional financial institutions, which often rely on lagging data from credit reports. While these reports may work for well-served customers, they are inadequate for many others.

We have designed our products with transparency at their core. Customers are often confused with hidden fees and complex terms. We built our products with transparency, stating costs and terms up front and in real dollar terms rather than in fine print. This clarity builds trust, leading to high customer satisfaction, strong repayment rates and repeat usage.

And finally, we keep it simple. Many financial products trap borrowers in cycles of revolving debt. We don’t allow customers to take on new loans if they have an overdue balance. And repayment is built into how our products work: Square sellers repay loans through a fixed percentage of their revenue, creating a manageable-real-time payment flow.

With the success of Square Loans for sellers, we decided to build for consumers, and the vast untapped market of 45 million U.S. adults unable to access credit through traditional means.4 We did this in two ways: acquiring Afterpay and launching Cash App Borrow.

Since acquiring Afterpay, consumers have spent over $72 billion through the platform. We estimate that consumers have saved over $1 billion in interest costs and late fees by using Afterpay.5 Afterpay consumer cohorts on the platform for more than five years transact more than 31x per year on average, compared to 4x for those who joined in the past year - a clear indicator that customers become more engaged over time.6

Afterpay’s Buy Now Pay Later (BNPL) creates a commerce ecosystem by delivering value to both consumers and sellers. For the last twelve months as of the third quarter, Afterpay has driven 460 million leads to merchants. Additionally, Afterpay has become a key driver of advertising revenue for Block, driven by 138 million consumer visits to the Afterpay app over the same period.

4 U.S. Government Accountability Office, “Credit Scoring Alternatives for Those Without Credit” (January 2022).

5 Based on GMV from our BNPL platform since our acquisition of Afterpay in 2022 and internal estimates regarding credit card fees displaced by BNPL purchases.

6 Data as of September 2024.

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Cash App Borrow addresses a critical customer need we identified by helping customers manage everyday expenses. In a recent survey, 43% of Cash App Borrow actives reported that the loans helped them pay bills, while 38% said the loans helped smooth cash flows between paychecks.7

Cash App Borrow also drives deeper customer relationships. Borrow actives bring in 13% more inflows and conduct 6% more transactions than non-Borrow actives.8 These highly engaged actives also generate 10% higher variable profit per active, excluding profit generated from Cash App Borrow.9

Both Afterpay and Cash App Borrow use the same methodology that makes Square Loans successful: technology, transparency, and simplicity. And taken together, it’s working. Instead of explaining why we find these products such attractive investments, we’ll provide you with the data so you can judge yourself. Each product has attractive returns on invested capital and returns on Block capital.10

	SQUARE LOANS	AFTERPAY	CASH BORROW

Return on Invested Capital[11]	22%	34%	33%

Return on Block Capital[12]	62%	71%	33%

Duration (in days)[13]	150	22	21

Annual Turnover[14]	2.4x	17x	17x

Average Loan Size[15]	$10,208	$79	$87

7 Borrow Market Insights Study by MorningConsult (Cash App commissioned online survey of n=1215 respondents aged 18+ who used Cash App Borrow or Short Term loan product, 2023).

8 Data as of June 2023.

9 Data based on Cash App Borrow actives between September 2022 and June 2023 compared to Cash App actives that were not offered a borrow loan over the same period. Variable profit is defined as Cash App gross profit less certain variable sales and marketing expenses, including peer-to-peer processing and risk loss. Variable profit includes estimates for certain risk loss measures and does not include profit from our BNPL platform. Variable profit also excludes profit generated from Cash App Borrow.

10 Data as of September 30, 2024.

11 Return on Invested Capital is defined as product level variable profit divided by total capital required to fund the applicable product. Product-level variable profit is calculated as product level gross profit less product level risk loss and other processing costs, where applicable. Variable profit excludes gross profit generated from whole loan sales, where applicable. Total capital reflects the average ending balance of loans held by Block related to the applicable product for the prior four quarters.

12 Return on Block Capital is defined as product level variable profit (inclusive of gross profit generated from whole loan sales) less product level financing costs, where applicable, divided by Block corporate capital committed to fund products. Block corporate capital is total capital required to fund loans less external funding sources, including warehouse financing and whole loan sales.

13 Duration is weighted average life of loan in days.

14 Annual turnover is a measure of the number of times per year a dollar of capital can be used to fund a new loan, and can be imputed by dividing 365 by the average duration (in days) of the applicable product.

15 Data based on loans extended and accepted in the twelve months ended September 30, 2024.

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We believe the returns we generate on Block capital are very strong compared to traditional financial products, and we have room to improve them further as we invest more in AI and execute on our balance sheet diversification strategy.

We recognize there are two primary concerns with these types of products: credit risk management and balance sheet intensity. We maintain a strategy for both.

On credit risk management, we have a long history of maintaining stable loss rates and these products act as working capital, which means they are usually short in duration. What that means for us is that a dollar used on our balance sheet can turn multiple times, driving capital efficiency while providing us with high-quality data to continually refine our technology-driven underwriting.

Our models analyze real-time activity across balances, purchase behavior, transaction decline rates, and forecasted income, which we believe allows us to manage risk effectively. By capturing real-time spending, savings, and account activities, we’re able to predict defaults accurately and expand access. We design our products to avoid a cycle of accruing interest: each of Cash App Borrow, BNPL, and Square Loans do not allow customers to take out another loan after a missed payment.

Historically our loss rates have been approximately 1% on BNPL, under 3% on Cash App Borrow, and 4% or less on Square Loans, demonstrating consistency in performance across cohorts and time periods.16

On balance sheet intensity, we commit to maintaining a diverse funding mix that optimizes capital available to shareholders, while ensuring sustainable growth. We want a diverse funding mix to provide continuity for our customers and ensure that we can grow profitably regardless of changes in funding markets. When products like Square Loans and BNPL reach scale, we have numerous funding options that reduce Block’s capital deployed, accelerate cash conversion and reduce risk.

16 Loss rates for BNPL since 2023, for Cash Borrow since 2022, and for Square Loans since 2016.

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Our funding mix includes whole loan sales to investors, warehouse facilities, corporate cash, and in the future, deposits from Square Financial Services, which we believe will be a unique funding opportunity for Block. We sell a majority of U.S. Loans in Square today and plan to continue to do so. We utilize warehouse facilities for our BNPL portfolio and have the opportunity to expand loan sale programs and warehouse facilities further if we choose. And while Cash App Borrow is still early and scaling, we believe we have a unique opportunity to grow this product with a range of funding options. Our strategy aims to minimize Block capital committed to fund these products, grow our cash, and return capital to shareholders.

We believe our approach to lending is unique in the industry. Taken individually, Square Loans, Afterpay, and Cash App Borrow are powerful ideas that work for customers and investors. Taken together, we believe they provide Block with a lending ecosystem that can increase access to multiple customer types and grow both sides of the counter, all at a scale that’s unmatched in the industry. By leading with technology, transparency, and simplicity, we serve an entirely new market of customers looking to grow. And if they grow, we grow.

Jack Dorsey

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Q3’24 Highlights

In the third quarter of 2024, gross profit grew 19% year over year to $2.25 billion. Square generated gross profit of $932 million, up 16% year over year, and Cash App generated gross profit of $1.31 billion, up 21% year over year.

We delivered year-over-year improvement across all profitability measures in the third quarter of 2024. Operating income was $323 million while Adjusted Operating Income was $444 million. Net income attributable to common stockholders was $284 million and Adjusted EBITDA was $807 million, up 69% year over year.

Margins above are all calculated as a percent of gross profit. In the third quarter of 2024, total net revenue was $5.98 billion, up 6% year over year, and, excluding bitcoin revenue, revenue was $3.55 billion, up 11% year over year.

The quarterly net income and EPS results reported in this letter reflect the impact of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we early adopted in the fourth quarter of 2023 using the modified retrospective approach. In the third quarter of 2024, net income included a remeasurement gain on our bitcoin investment of $5 million.

In the fourth quarter of 2023, we began reporting the financial results of our BNPL platform fully within Cash App, rather than allocating 50% of revenue and gross profit to each of Square and Cash App. The prior period segment financial information in this letter has been revised to conform to the updated segment reporting.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. We have not provided the forward-looking GAAP equivalent or reconciliation of segment Adjusted Operating Income (Loss) as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the third quarter of 2024.

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Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $242 million or $968 million on an annualized basis for the third quarter of 2024.

A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

Cash App

Our top priority is banking our base by growing inflows per active and paycheck deposit actives to drive gross profit. We are doing this by enabling more commerce, growing adoption of our financial services products, building trust, and investing in go-to-market initiatives.

We’re strengthening our primary financial services and commerce offerings.

•	In the third quarter, Cash App Card actives grew 11% year over year to 24 million actives. Not only are we growing the number of customers who are using the card, but we’re also seeing existing Cash App Card customers use the card more often: In the third quarter, our Cash App Card actives transacted six times a week on average, and we saw spend per active increase on a year-over-year basis.

•	Cash App Pay continued to scale at a rapid pace in the third quarter, with volumes and actives continuing to grow meaningfully both year over year and quarter over quarter, driven by our new enterprise partners. We have expanded distribution through new enterprise merchants, and we recently announced a partnership with Lyft, one of the largest transportation networks in North America with over 23 million active riders as of the second quarter of 2024. While customer adoption has been mostly organic, we started investing in marketing campaigns aimed at boosting awareness and adoption of Cash App Pay.

•	We have been able to increase engagement and monetization: In the third quarter, Cash App’s gross profit per monthly transacting active was $75, compared to $65 in the prior year, for growth of 16% year over year.

24M

Cash App Card monthly

actives, which increased

11% year over year.

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A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers.

We’re investing in go-to-market initiatives across both brand and performance marketing campaigns to drive greater inflows and paychecks into Cash App.

•	In October we launched a new in-app experience that makes our direct deposit offering more visible and highlights the associated benefits that customers get by bringing $300 into Cash App each month: earning a 4.5% savings rate, free in-network ATM withdrawals, free overdraft coverage up to a certain amount, priority phone support, and more. We see this as an opportunity to drive cross-sell and improve retention as paycheck deposit actives utilizing at least one benefit have significantly higher retention than those who are using no benefits.

•	We’ve seen early success with cross-sell and incentive campaigns to drive an uplift in paycheck deposit actives, and will continue testing into the back half of the year before ramping more meaningfully in 2025.

We have continued to see strong growth in both actives and engagement with Cash App Card, with 24 million actives transacting more than six times each week on average in the third quarter.

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We believe there is a massive opportunity for Cash App to serve individuals who are underserved by or unsatisfied with the legacy financial system through its innovative commerce and financial services solutions. To illustrate that opportunity we recently published a white paper on financial access and inclusion that is available on our website, which covers some of the following highlights.

•	We serve a broad range of customers with Cash App by making financial services more accessible, lower cost, and more transparent than traditional financial institutions.

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Cash App has resonated with a younger audience: In the first quarter of 2024, 72% of self-reported customers were Gen Z or millennials compared to 57% of U.S. financial services users. It’s estimated that more than a third of these customers are independent earners.

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Cash App promotes financial firsts, which deepens our relationships with customers: In 2023, 19% of self-reported Cash App customers said Cash App was the first debit card they’d ever used, and 20% said they stored and saved money for the first time with Cash App.

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Since Cash App launched free overdraft coverage for eligible customers, it has covered more than 108 million transactions for 1.6 million accounts, saving customers up to an estimated $380 million in traditional financial institution overdraft fees as of June 2024.

Comparison of Cash App fees and stipulations compared to traditional financial institutions

PRODUCT/ SERVICE	TYPE OF FEE/ STIPULATION	CASH APP[17]	NATIONAL AVERAGE[18,19]

Checking or Stored Balance	Minimum balance requirement	$0	$469

Checking or Stored Balance	Monthly fee	Free	$5.31

Savings Balance	Minimum balance requirement	$0	$300

Savings Balance	Monthly fee	Free	$5

PRODUCT/ SERVICE	TYPE OF FEE/ STIPULATION	CASH APP	NATIONAL AVERAGE[20]

Checking / Stored Balance / Savings Account	Non-sufficient funds (NSF) fee	N/A	$19.94

Checking / Stored Balance / Savings Account	Overdraft fee	Free (product only available to those who direct deposit $300+ per month)	$26.61

[17] All Cash App pricing is accurate as of October 1, 2024. Please refer to Cash App’s latest pricing and terms for up-to-date information.

[18] Bankrate, “ATM Fees Hit Record High; Overdraft and NSF Fees Down Sharply” (August 30, 2023)

[19] See Chris Moon, “Savings Account Fees: What They Are and How Much They Cost,” ValuePenguin (January 10, 2024)

[20] Karen Bennett, “Overdraft fees vs. NSF fees: How they differ,” Bankrate (May 1, 2024)

BLOCK Q3 2024 10

Square

Square is executing on four priorities: a rock-solid and flexible platform, providing a “local” experience to sellers of all sizes, growing with AI, and banking on Square.

We’re completing major milestones in our product and platform roadmaps.

•	We launched our orders platform in the third quarter and are already seeing this new platform benefit sellers. After launching Square Kiosks on the orders platform in the second quarter, we began rolling out bar tabs on the orders platform in August. Pre-auth and other capabilities unlocked by the orders platform will meaningfully improve the way we serve a wide range of sellers, including bars and full-service restaurants.

•	We’re making it easier for sellers of all sizes to discover and start using Square. In September we began testing our single app experience that consolidates all our point-of-sale functionality into one cohesive experience for sellers, simplifying onboarding and enabling us to provide more tailored product experiences.

•	We consolidated all our back office apps into one Dashboard app, providing sellers with a centralized place to manage their business analytics, reporting, banking, payroll, and staffing needs. Combining this functionality will make it easier for Square sellers to oversee the day-to-day operations that are essential to growing a business, while enabling them to more easily discover Square products.

We combined our back office apps into one Dashboard app in the third quarter, allowing our sellers to have one central home to manage all their business needs.

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We are signing groundbreaking partnerships across the markets in which we operate.

•	In the U.S., we began collaborating with T-Mobile, a leading wireless carrier that works with millions of small businesses. This partnership will allow their teams to present Square’s commerce solutions to businesses at the point where they are making decisions about their communications technology provider. We are already underway in select regions across the country and plan to expand over time.

•	We also signed a distribution partnership agreement with SalonCentric, a beauty product distributor to beauty professionals at scale, with more than 1 million active customers and over 600 brick-and-mortar stores nationwide. Through this partnership, sellers can now purchase a Square Reader in any SalonCentric store, and receive promotional pricing for Square Appointments Plus with their purchase.

•	We recently signed a partnership agreement with JMS, the merchant services arm of JCB, one of the largest card networks in Japan. In the third quarter, we also signed distribution agreements with one of the largest telecommunications operators in Japan, and MerPay, the consumer fintech arm of ecommerce marketplace Mercari. Both companies have leading QR brands in Japan and these partnerships were driven in part by the launch of our innovative QR code product that enables sellers to accept payments from seven digital wallets through a single QR code.

In the third quarter, we launched a QR code product in Japan that allows our sellers to accept payments from seven digital wallets through a single QR code.

BLOCK Q3 2024 12

•	In Ireland, we signed a partnership with the Restaurants Association of Ireland, which represents over 3,000 restaurants, pubs, cafes, and other hospitality businesses across the country. In France, we’ve successfully scaled a third-party sales organization model and are now seeing nearly 50% of new sales leads driven by external sources, providing us valuable learnings as we expand this approach in other markets.

We are making it easier to find our financial services products and increasing pricing flexibility to help more sellers access relevant options to manage their business.

•	We’ve been able to drive increased banking attach rates by making it easier for sellers to open a Square Checking Account and Square Debit Card through our online hardware store.

•	We launched a Bill Pay integration for Square Checking in the third quarter, making it easier and faster for sellers to manage their vendor payments and schedule bill payments.

•	We recently launched a pay-as-you-go pricing option for our Square Loyalty product, which provides sellers more flexibility in how they pay for our product and grow their business. We’ve seen a 35% uplift in the number of sellers adopting this tool since we began providing more pricing flexibility.

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Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

Margins are calculated as a percent of gross profit.

Financial Discussion

We outperformed our gross profit and profitability guidance in the third quarter of 2024. Gross profit grew 19% year over year to $2.25 billion. Cash App continued its strong performance with gross profit growth of 21% year over year, driven primarily by growth in inflows per active and an increase in monetization rate. There was strong performance across Cash App Card, Cash App Borrow, and our BNPL platform. Square gross profit grew 16% year over year in the third quarter, in line with our expectations, behind strength in our software and integrated payments and banking products.

We continued to improve profitability, delivering operating income of $323 million and Adjusted Operating Income of $444 million. Operating income margin was 14% and Adjusted Operating Income margin was 20% as strong growth and disciplined expense management enabled us to achieve meaningful margin expansion during the quarter.

We have meaningfully improved our cost structure over the course of 2024, increasing Adjusted Operating Income margins through the first three quarters of the year by 15 percentage points year over year and driving year-to-date Adjusted Operating Income $1.04 billion higher. We’ve done so while growing at scale, delivering $1.10 billion of incremental gross profit year to date compared to the prior year and growing gross profit 20% year over year.

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Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

In the third quarter of 2024, gross profit is reduced by $17 million of amortization of acquired technology assets.

When we began the year, our initial guidance for 2024 in February called for gross profit of $8.65 billion and Adjusted Operating Income of $1.15 billion, translating into at least Rule of 29 on a Rule of 40 basis. As we contemplate our updated full-year guidance, we expect to outperform this initial guidance across gross profit and Adjusted Operating Income by $240 million and $410 million, respectively, and our updated guidance implies achieving Rule of 36 for full-year 2024.

We are currently on track to deliver mid-teens gross profit growth with expanding margins, and we expect to reach our Rule of 40 target in 2026.

BLOCK TOTAL REVENUE AND GROSS PROFIT

In the third quarter of 2024, total net revenue was $5.98 billion, up 6% year over year. Excluding bitcoin revenue, revenue was $3.55 billion, up 11% year over year. Gross profit was $2.25 billion, up 19% year over year.

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Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay or Verse apps. Inflows from Verse actives were not material to overall inflows.

CASH APP GROSS PROFIT

In the third quarter of 2024, Cash App gross profit was $1.31 billion, up 21% year over year. Strength in Cash App gross profit was driven by growth in Cash App Card, Cash App Borrow, and our BNPL platform.

In September, Cash App had 57 million monthly transacting actives, up 3% year over year with gross profit per active reaching $75, up 16% year over year. We believe the more moderate year-over-year growth in actives was due to a few factors, including enhancements we’ve made to continue promoting a healthy ecosystem and increased focus on engagement and banking our base. In the third quarter of 2024, overall inflows were $70 billion, up 13% year over year and relatively stable quarter over quarter. Inflows per transacting active were $1,233, up 9% year over year and relatively stable quarter over quarter. Monetization rate was 1.52%, up 9 basis points year over year, driven primarily by Cash App Borrow, and down 1 basis point quarter over quarter.

With our bank the base strategy, we have focused on driving engagement through increased adoption of our financial services products. We continued to see strong usage of Cash App Card as the number of Cash App Card monthly actives in September increased 11% year over year to 24 million and spend per monthly active also grew on a year-over-year basis. Paycheck deposit monthly actives grew on a year-over-year basis as of September and grew quarter over quarter compared to June.

BNPL GMV was $8.24 billion, up 23% year over year, with growth accelerating compared to the second quarter. Growth was driven by strength in our Pay-in-Four offering and Single Use Payments (“SUP”), which enables customers to BNPL at both in- and out-of-network merchants from within the Afterpay app.

We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

BLOCK Q3 2024 16

GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue. Revenue from our BNPL platform includes fees generated from consumer receivables, late fees, and certain affiliate and advertising fees from the platform.

Services verticals include professional services, beauty and personal care, health care and fitness, and home and repair.

SQUARE GROSS PROFIT

In the third quarter of 2024, Square generated $932 million of gross profit, up 16% year over year. Growth in Square gross profit was driven primarily by our banking products and software and integrated payments, which grew 22% and 14%, respectively, on a year-over-year basis. Square international gross profit was $129 million, up 30% year over year in the third quarter as we observed continued improvements in product attach rates, most notably banking.

Square GPV was $59.9 billion, up approximately 7.5% and 7.6% year over year on a reported and constant currency basis, respectively. Square GPV in our U.S. market grew 4.9% year over year, and Square GPV in our international markets grew 20% and 21% year over year on a reported and constant currency basis, respectively.

On a year-over-year basis, food and drink GPV was up 10%, GPV from services verticals was up 6%, and retail GPV was up 4%. Card-present GPV was up 9% year over year, while card-not-present GPV was up 4% year over year. Within card-not-present volumes, GPV from online channels was up 11% year over year while manual keyed entry or “MKE” volumes were down 4% year over year.

Gross profit from our banking products, which primarily include Square Loans, Instant Transfer, and Square Debit Card, grew 22% year over year. Strength in banking gross profit was driven by continued strong demand for loans and our ability to find opportunities to deliver lending solutions to our customers while maintaining rigid underwriting guidelines. In the third quarter of 2024, Square Loans facilitated approximately 136,000 loans totaling $1.38 billion in originations, up 18% year over year.

PERCENT OF TOTAL SQUARE GROSS PROFIT EX PPP

Q3’21	Q3’22	Q3’23	Q3’24

14%	20%	21%	22%	Banking ex. PPP

61%	61%	61%	61%	Software & Integrated Payments

28%	25%	22%	20%	Sidecar Payments

Hardware gross profit losses are not presented for any period. Percentages are of Square gross profit excluding contributions from PPP loan forgiveness for each period.

Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV.

BLOCK Q3 2024 17

In the third quarter of 2024, operating expenses included $36 million of amortization of customer and other acquired intangible assets.

We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App. In the fourth quarter of 2023, we began reporting BNPL platform marketing expenses within Cash App. The year-over-year growth rate for Cash App marketing expenses presented in this letter reflects the new reporting classification for all historical periods.

CORPORATE AND OTHER REVENUE

AND GROSS PROFIT

Corporate and Other generated $44 million in revenue and $11 million in gross profit in the third quarter of 2024. Corporate and Other was comprised primarily of TIDAL and intersegment eliminations between Cash App and Square in the third quarter of 2024.

OPERATING EXPENSES

In 2023, we sharpened our focus on identifying areas where we could be more cost efficient while driving growth. We have continued to make progress on these goals, and, in the third quarter of 2024, operating expenses were $1.93 billion on a GAAP basis and $1.46 billion on a non- GAAP basis, both up 1% year over year.

Product development expenses were $711 million on a GAAP basis, relatively flat year over year, and $442 million on a non-GAAP basis, up 3% year over year in the third quarter. The increase was driven primarily by software and cloud computing infrastructure fees.

Sales and marketing expenses were $512 million on a GAAP basis and $476 million on a non-GAAP basis in the third quarter of 2024, up 7% and 8% year over year, respectively.

•	Cash App marketing expenses were up 6% year over year driven by charges related to changes to certain contractual arrangements as well as inventory write-offs.

•	Other sales and marketing expenses were up 8% year over year. Other sales and marketing expenses primarily include expenses related to Square and TIDAL.

General and administrative expenses were $476 million on a GAAP basis and $338 million on a non-GAAP basis in the third quarter of 2024, down 1% and 11% year over year, respectively. The decrease was driven primarily by a decrease in personnel and facilities expenses.

BLOCK Q3 2024 18

Transaction, loan, and consumer receivables losses were $192 million in the third quarter of 2024, up 8% year over year. The increase was driven primarily by growth in Cash App Borrow volumes. In the third quarter, loss rates for Square GPV, Square Loans, and Cash App Borrow remained consistent with historical ranges, and losses on BNPL consumer receivables were less than 1% of GMV, also consistent with historical ranges.

EARNINGS

In the third quarter of 2024, operating income was $323 million, compared to a loss of $10 million in the third quarter of 2023. Adjusted Operating Income was $444 million, compared to $90 million in the third quarter of 2023.

The year-over-year improvement in operating income (loss) and Adjusted Operating Income was driven by gross profit growth across both our Cash App and Square ecosystems.

Net income attributable to common stockholders was $284 million in the third quarter of 2024. Net income per share attributable to common stockholders was $0.46 on a basic and $0.45 on a diluted basis, based on 616 million weighted-average basic and 633 million weighted-average diluted shares outstanding during the third quarter of 2024, representing a $0.61 and $0.60 increase year over year, respectively.

Adjusted EBITDA was $807 million in the third quarter of 2024, compared to $477 million in the third quarter of 2023.

The year-over-year improvement in net income attributable to common stockholders and Adjusted EBITDA was driven by gross profit growth across both our Cash App and Square ecosystems. Net income also included a remeasurement gain on our bitcoin investment of $5 million.

Please see the reconciliations at the end of this letter for a description of certain items that affected operating income (loss) in the third quarter of 2024.

BLOCK Q3 2024 19

As bitcoin is considered an indefinite-lived intangible asset, and upon adoption of ASU 2023-08, we remeasure our bitcoin at fair value at each reporting date with changes recognized in net income.

In the third quarter of 2024, Adjusted Net Income Per Share (Adjusted EPS) was $0.88 on a diluted basis based on 633 million weighted-average diluted shares outstanding during the third quarter of 2024, representing a $0.38 increase year over year.

BALANCE SHEET/CASH FLOW

We ended the third quarter of 2024 with $10.7 billion in available liquidity, with $9.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility. Additionally, we had $518 million available to be withdrawn under our warehouse funding facilities to support funding of growth in our consumer receivables related to our BNPL platform. In the third quarter of 2024, our Adjusted EBITDA contributed positively to our overall liquidity.

In July 2024, our board of directors authorized an increase to our share repurchase program of up to an additional $3 billion of our Class A common stock. In the third quarter of 2024, we repurchased 5.3 million shares of our Class A common stock for an aggregate amount of $346 million. As of September 30, 2024, $2.86 billion remained available and authorized for repurchases.

Net cash provided by operating activities was $896 million for the twelve months ended September 30, 2024, compared to $944 million for the twelve months ended September 30, 2023. Adjusted Free Cash Flow was $1.50 billion for the twelve months ended September 30, 2024, compared to $945 million for the twelve months ended September 30, 2023.

Please see the reconciliations at the end of this letter for a description of certain items that affected net income (loss) in the third quarter of 2024.

BLOCK Q3 2024 20

Guidance

Q4 2024 OUTLOOK	Q4 2024

Gross Profit	$2.31B

YoY Growth	14%

Adjusted EBITDA[21]	$725M

% Margin	31%

Adjusted Operating Income[21]	$355M

% Margin	15%

In October, we saw an improvement in year-over-year growth for both Square U.S. and Global GPV compared to the third quarter, and expect Square U.S. and Global GPV growth to improve modestly in the fourth quarter compared to the third quarter.

Our fourth quarter guidance includes our revised timing expectation for certain gross profit benefits that we previously expected to land in the fourth quarter, and now expect to land in 2025. These include certain one-time transaction cost benefits from partners in Square, and expanding Cash App Borrow into new customer segments. We expect these items to impact growth by 3 percentage points in the fourth quarter, reflected in our guidance above.

In the fourth quarter of 2024, we expect our share-based compensation expense to remain relatively stable year over year on a dollar basis.

2024 OUTLOOK	Current 2024	Previous 2024

Gross Profit	$8.89B	$8.89B

YoY Growth	18%	18%

Adjusted EBITDA[21]	$3.00B	$2.90B

% Margin	34%	33%

Adjusted Operating Income[21]	$1.56B	$1.44B

% Margin	18%	16%

Rule of 40	36%	35%

Margins are calculated as a percent of gross profit.

21 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted EBITDA and Adjusted Operating Income (Loss), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q3 2024 21

For the full year, we continue to expect gross profit of at least $8.89 billion, or 18% growth year over year. We are raising our full-year outlook for profitability to reflect outperformance in the third quarter. For Adjusted Operating Income, we expect at least $1.56 billion, or 18% margin for the full year. We remain focused on achieving Rule of 40 in 2026, which we calculate as gross profit growth plus Adjusted Operating Income margin. Our updated guidance for the full year equates to a Rule of 36, an increase compared to our prior guidance of Rule of 35 and an improvement compared to the prior year. Our outlook does not assume any additional macroeconomic deterioration, which could impact results.

On a GAAP basis, we expect to recognize approximately $53 million in expenses related to amortization of intangible assets in each of the third and fourth quarters, based on the intangible assets as of September 30, 2024. These amounts may be affected by fluctuations in foreign exchange rates in future periods.

2025 PRELIMINARY OUTLOOK

We remain focused on achieving Rule of 40 in 2026, which is gross profit growth plus Adjusted Operating Income margin. As we shared previously, we believe we will reach Rule of 40 in 2026, with a composition of at least mid-teens gross profit growth and a mid-20% Adjusted Operating Income margin.21

We expect strong gross profit growth in 2025 of at least 15%, consistent with that target, driven by broad momentum across Block.21 We have a number of initiatives recently launched or launching soon, and we expect them to compound through the year, driving stronger growth in the second half of the year compared to the first half. On profitability, we’re committed to expanding margins on an Adjusted Operating Income basis next year, although we expect the pace of expansion to be less than this past year as we invest in growth opportunities with attractive returns, particularly around go-to-market.

Assuming the macro environment remains stable, we expect Square U.S. and Global GPV year over year growth to accelerate in 2025 compared to 2024.

Within our emerging initiatives, we are refining our investments based on our progress. We are scaling back our investment in TIDAL and winding down TBD. This gives us room to invest in our bitcoin mining initiative, which has strong product market fit and a healthy pipeline of demand, and Bitkey, our self-custody wallet for bitcoin.

Margins are calculated as a percent of gross profit.

21. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted EBITDA and Adjusted Operating Income (Loss), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q3 2024 22

I've had cash app probably four years and i've never had a problem and I love my card, it's me!
@Diana Bowen
Via Facebook
Thank you thank you @CashApp team for how easy you make it to welcome someone into bitcoin
@21MMforthe21st
Via X
I love my new glitter Cash App card 🥰
@Tishie Pie
Via Facebook
Ngl my cashapp experience has been better than my banking experience
@mvpreme
Via X
I'm new to using cashapp but I'm liking it. Found out, without sounding like I've been living under a rock, that most everyone I know has cashapp
@Rod Lamm
Via Facebook

“Square grew with me. From in-person sales to hiring employees using payroll and HR tools, Square has been a fundamental part of my business journey.”

“It’s incredibly reliable, smooth, and trustworthy for both in-store and online transactions.”
Cadah Goulet, Owner of Poor George | Cold Spring, NY

BLOCK Q3 2024 24

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, November 7, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the fourth quarter of 2024 on February 27, 2025, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q3 2024 25

SAFE HARBOR STATEMENT

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers as well as our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s product development plans; the ability of the Company’s products to attract and retain customers, particularly in new or different markets or demographics; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses; the potential impact of the pricing volatility of bitcoin, including to our financial statements; our expectations regarding transaction and loan losses, and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q3 2024 26

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses as well as other measures defined in this letter such as measures excluding bitcoin revenue, and measures excluding PPP loan forgiveness gross profit. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform.

We define GMV as the total order value processed on our BNPL platform.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin remeasurement; amortization of debt discount and issuance costs; and the gain or loss on the disposal of property and equipment, as applicable. Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; goodwill impairment; amortization of customer and other acquired intangible assets; and acquisition-related share-based acceleration costs. We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingent losses, impairment charges, restructuring share-based compensation expense, and certain litigation and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, provision or benefit from income taxes, and goodwill impairment, as applicable. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

BLOCK Q3 2024 27

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; and sales, principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes.

Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation; depreciation and amortization; loss on disposal of property and equipment; acquisition-related integration and other costs; and contingencies, restructuring, and other charges.

We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding PPP loan forgiveness gross profit because we believe these measures are useful to facilitate comparisons of our business without PPP loan forgiveness.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, bitcoin revenue, and PPP loan forgiveness gross profit, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q3 2024 28

Condensed Consolidated

Statements of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023
Revenue:

Transaction-based revenue	$1,712,421	$1,658,668	$4,936,597	$4,719,027

Subscription and services-based revenue	1,797,933	1,492,900	5,268,120	4,320,621

Hardware revenue	36,839	42,341	112,300	124,714

Bitcoin revenue	2,428,608	2,423,584	7,771,475	6,978,219

Total net revenue	5,975,801	5,617,493	18,088,492	16,142,581

Cost of revenue:

Transaction-based costs	1,011,476	984,658	2,884,696	2,755,968

Subscription and services-based costs	271,286	259,262	832,755	802,577

Hardware costs	62,091	78,338	181,185	211,208

Bitcoin costs	2,364,077	2,378,906	7,559,416	6,838,914

Amortization of acquired technology assets	17,186	17,880	52,802	54,780

Total cost of revenue	3,726,116	3,719,044	11,510,854	10,663,447

Gross profit	2,249,685	1,898,449	6,577,638	5,479,134

Operating expenses:

Product development	710,983	713,788	2,144,720	2,035,397

Sales and marketing	511,755	479,381	1,463,202	1,512,999

General and administrative	475,855	480,885	1,420,683	1,463,003

Transaction, loan, and consumer receivable losses	192,062	177,338	549,603	485,005

Amortization of customer and other acquired intangible assets	36,021	56,965	120,116	130,917

Total operating expenses	1,926,676	1,908,357	5,698,324	5,627,321

Operating income (loss)	323,009	(9,908)	879,314	(148,187)

Interest expense (income), net	13,811	(21,415)	(6,805)	(28,520)

Other expense (income), net	(14,949)	23,912	(193,241)	(68,440)

Income (loss) before income tax	324,147	(12,405)	1,079,360	(51,227)

Provision for income taxes	43,011	81,139	137,532	51,867

Net income (loss)	281,136	(93,544)	941,828	(103,094)

Less: Net loss attributable to noncontrolling interests	(2,618)	(4,806)	(9,199)	(10,630)

Net income (loss) attributable to common stockholders	$283,754	$(88,738)	$951,027	$(92,464)

Net income (loss) per share attributable to common stockholders:
Basic	$0.46	$(0.15)	$1.54	$(0.15)

Diluted	$0.45	$(0.15)	$1.50	$(0.15)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	616,428	611,276	616,830	606,767

Diluted	632,760	611,276	635,419	606,767

BLOCK Q3 2024 29

Condensed Consolidated

Balance Sheets

In thousands, except per share data

	NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023

Cash flows from operating activities:

Net income (loss)	$941,828	$(103,094)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	287,249	303,236

Amortization of discounts and premiums and other non-cash adjustments	(824,219)	(357,116)

Non-cash lease expense	55,480	114,067

Share-based compensation	955,845	944,514

Loss on revaluation of equity investments	470	16,838

Bitcoin remeasurement	(168,576)	(83,928)

Transaction, loan, and consumer receivable losses	549,603	485,005

Change in deferred income taxes	5,368	(86,642)

Changes in operating assets and liabilities:

Settlements receivable	1,577,463	(1,518,471)

Purchases and originations of loans	(10,887,619)	(5,896,371)

Proceeds from payments and forgiveness of loans	10,419,823	5,575,440

Customers payable	(1,319,654)	1,390,888

Settlements payable	(8,139)	53,005

Other assets and liabilities	108,628	61,513

Net cash provided by operating activities	1,693,550	898,884

Cash flows from investing activities:

Purchases of marketable debt securities	(1,035,477)	(934,904)

Proceeds from maturities of marketable debt securities	790,748	994,740

Proceeds from sale of marketable debt securities	436,912	39,450

Payments for originations of consumer receivables	(20,197,450)	(16,401,673)

Proceeds from principal repayments and sales of consumer receivables	21,142,547	16,814,089

Purchases of property and equipment	(126,954)	(99,457)

Purchases of other investments	(37,218)	(7,277)

Net cash provided by investing activities	973,108	404,968

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,000,000	—

Payments of debt issuance costs from issuance of senior notes	(26,619)	—

Repayments of Paycheck Protection Program Liquidity Facility advances	—	(16,840)

Payments to redeem convertible notes	—	(461,761)

Proceeds from warehouse facilities borrowings	406,359	564,588

Repayments of warehouse facilities borrowings	(1,054,091)	(967,655)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	88,053	70,416

Net increase in interest-bearing deposits	73,687	57,243

Repurchases of common stock	(987,179)	—

Other financing activities	(18,473)	(19,977)

Change in customer funds, restricted from use in the Company’s operations	763,355	(266,587)

Net cash provided by (used in) financing activities	1,245,092	(1,040,573)

Effect of foreign exchange rate on cash and cash equivalents	13,600	(28,455)

Net increase in cash, cash equivalents, restricted cash, and customer funds	3,925,350	234,824

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	9,009,087	8,435,906

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,934,437	$8,670,730

BLOCK Q3 2024 30

Condensed Consolidated

Statements of Cash Flows

UNAUDITED

In thousands

	NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023

Cash flows from operating activities:

Net income (loss)	$941,828	$(103,094)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	287,249	303,236

Amortization of discounts and premiums and other non-cash adjustments	(824,219)	(357,116)

Non-cash lease expense	55,480	114,067

Share-based compensation	955,845	944,514

Loss on revaluation of equity investments	470	16,838

Bitcoin remeasurement	(168,576)	(83,928)

Transaction, loan, and consumer receivable losses	549,603	485,005

Change in deferred income taxes	5,368	(86,642)

Changes in operating assets and liabilities:

Settlements receivable	1,577,463	(1,518,471)

Purchases and originations of loans	(10,887,619)	(5,896,371)

Proceeds from payments and forgiveness of loans	10,419,823	5,575,440

Customers payable	(1,319,654)	1,390,888

Settlements payable	(8,139)	53,005

Other assets and liabilities	108,628	61,513

Net cash provided by operating activities	1,693,550	898,884

Cash flows from investing activities:

Purchases of marketable debt securities	(1,035,477)	(934,904)

Proceeds from maturities of marketable debt securities	790,748	994,740

Proceeds from sale of marketable debt securities	436,912	39,450

Payments for originations of consumer receivables	(20,197,450)	(16,401,673)

Proceeds from principal repayments and sales of consumer receivables	21,142,547	16,814,089

Purchases of property and equipment	(126,954)	(99,457)

Purchases of other investments	(37,218)	(7,277)

Net cash provided by investing activities	973,108	404,968

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,000,000	—

Payments of debt issuance costs from issuance of senior notes	(26,619)	—

Repayments of Paycheck Protection Program Liquidity Facility advances	—	(16,840)

Payments to redeem convertible notes	—	(461,761)

Proceeds from warehouse facilities borrowings	406,359	564,588

Repayments of warehouse facilities borrowings	(1,054,091)	(967,655)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	88,053	70,416

Net increase in interest-bearing deposits	73,687	57,243

Repurchases of common stock	(987,179)	—

Other financing activities	(18,473)	(19,977)

Change in customer funds, restricted from use in the Company’s operations	763,355	(266,587)

Net cash provided by (used in) financing activities	1,245,092	(1,040,573)

Effect of foreign exchange rate on cash and cash equivalents	13,600	(28,455)

Net increase in cash, cash equivalents, restricted cash, and customer funds	3,925,350	234,824

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	9,009,087	8,435,906

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,934,437	$8,670,730

BLOCK Q3 2024 31

Reportable Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit (in thousands):

		THREE MONTHS ENDED				NINE MONTHS ENDED
		Sept. 30, 2024				Sept. 30, 2024

	Cash App	Square	Corporate and Other (i)	Total	Cash App	Square	Corporate and Other (i)	Total
Revenue:

Transaction-based revenue	$69,995	$1,642,426	$—	$1,712,421	$278,126	$4,658,471	$—	$4,936,597

Subscription and services-based revenue	1,430,970	322,582	44,381	1,797,933	4,181,703	941,417	145,000	5,268,120

Hardware revenue	—	36,729	110	36,839	—	111,377	923	112,300

Bitcoin revenue	2,428,608	—	—	2,428,608	7,771,475	—	—	7,771,475

Segment revenue	$3,929,573	$2,001,737	$44,491	$5,975,801	$12,231,304	$5,711,265	$145,923	$18,088,492

Segment gross profit (ii)	$1,305,943	$932,356	$11,386	$2,249,685	$3,863,414	$2,675,212	$39,012	$6,577,638

		THREE MONTHS ENDED				NINE MONTHS ENDED
		Sept. 30, 2023				Sept. 30, 2023

	Cash App	Square	Corporate and Other (i)	Total	Cash App	Square	Corporate and Other (i)	Total
Revenue:

Transaction-based revenue	$120,783	$1,537,885	$—	$1,658,668	$389,186	$4,329,841	$—	$4,719,027

Subscription and services-based revenue	1,169,561	273,156	50,183	1,492,900	3,403,849	765,918	150,854	4,320,621

Hardware revenue	—	42,341	—	42,341	—	124,714	—	124,714

Bitcoin revenue	2,423,584	—	—	2,423,584	6,978,219	—	—	6,978,219

Segment revenue	$3,713,928	$1,853,382	$50,183	$5,617,493	$10,771,254	$5,220,473	$150,854	$16,142,581

Segment gross profit (ii)	$1,077,489	$805,338	$15,622	$1,898,449	$3,139,726	$2,300,940	$38,468	$5,479,134

Operating Segment Disclosures

UNAUDITED

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Total segment gross profit	$2,249,685	$1,898,449	$6,577,638	$5,479,134

Less: Product development	710,983	713,788	2,144,720	2,035,397

Less: Sales and marketing	511,755	479,381	1,463,202	1,512,999

Less: General and administrative	475,855	480,885	1,420,683	1,463,003

Less: Transaction, loan, and consumer receivable losses	192,062	177,338	549,603	485,005

Less: Amortization of customer and other intangible assets	36,021	56,965	120,116	130,917

Less: Interest expense (income), net	13,811	(21,415)	(6,805)	(28,520)

Less: Other expense (income), net	(14,949)	23,912	(193,241)	(68,440)

Income (loss) before applicable income taxes	$324,147	$(12,405)	$1,079,360	$(51,227)

(i) Corporate and Other represents results related to products and services that are not assigned to a specific reportable segment, and intersegment eliminations.

(ii) Segment gross profit for Cash App for the three and nine months ended September 30, 2024 included $13.9 million and $41.3 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Cash App for the three and nine months ended September 30, 2023 included $13.8 million and $42.4 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Square for the three and nine months ended September 30, 2024 included $1.5 million and $6.2 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Square for the three and nine months ended September 30, 2023 included $2.7 million and $8.0 million of amortization of acquired technology assets expense, respectively. Amortization of acquired technology assets expense included in Corporate and Other was $1.8 million and $5.3 million for the three and nine months ended September 30, 2024, respectively. Amortization of acquired technology assets expense included in Corporate and Other was $1.5 million and $4.4 million for the three and nine months ended September 30, 2023, respectively.

BLOCK Q3 2024 32

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Gross Payment Volume (GPV) (in millions)	$62,492	$60,076	$178,858	$170,205

Adjusted Operating Income (in thousands)	$443,518	$89,749	$1,206,900	$166,222

Adjusted EBITDA (in thousands)	$807,472	$477,488	$2,272,022	$1,230,257

Adjusted Net Income Per Share:

Basic	$0.90	$0.51	$2.73	$1.37

Diluted	$0.88	$0.50	$2.66	$1.33

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Square GPV (in millions)	$59,873	$55,691	$168,709	$156,063

Cash App GPV (in millions)	2,619	4,385	10,149	14,142

Total GPV (in millions)	$62,492	$60,076	$178,858	$170,205

Key Metric Margins UNAUDITED In thousands, except for percentages
				THREE MONTHS ENDED

				Sept. 30, 2024

Gross profit				$2,249,685

Gross profit change (%) YoY				19%

Operating income				323,009

Operating income margin (%) of gross profit				14%

Net income attributable to common stockholders				283,754

Net income margin (%) of gross profit				13%

Adjusted Operating Income				443,518

Adjusted Operating Income margin (%) of gross profit				20%

Adjusted EBITDA				807,472

Adjusted EBITDA margin (%) of gross profit				36%

BLOCK Q3 2024 33

Adjusted Operating

Income (Loss)

UNAUDITED

In thousands

	THREE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024
Operating income (loss)	$323,009	$(9,908)	$(130,652)	$249,743	$306,562

Amortization of acquired technology assets	17,186	17,880	18,049	18,027	17,589

Acquisition-related and integration costs	608	3,391	5,118	32,512	15,350

Contingencies, restructuring and other charges	66,694	21,421	117,174	14,063	18,804

Restructuring share-based compensation	—	—	—	6,637	—

Goodwill impairment	—	—	132,313	—	—

Amortization of customer and other acquired intangible assets	36,021	56,965	43,127	43,282	40,813

Adjusted Operating Income	$443,518	$89,749	$185,129	$364,264	$399,118

Adjusted Operating
Income (Loss) and Margins
UNAUDITED
In thousands

				NINE MONTHS ENDED
				Sept. 30, 2024	Sept. 30, 2023
Operating income (loss)				$879,314	$(148,187)

Amortization of acquired technology assets				52,802	54,780

Acquisition-related and integration costs				48,470	6,304

Contingencies, restructuring and other charges				99,561	122,408

Restructuring share-based compensation				6,637	—

Amortization of customer and other acquired intangible assets				120,116	130,917

Adjusted Operating Income				$1,206,900	$166,222

Adjusted Operating Income margin (%) of gross profit				18%	3%

Adjusted EBITDA
UNAUDITED
In thousands

	THREE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024
Net income (loss) attributable to common stockholders	$283,754	$(88,738)	$102,236	$472,005	$195,268

Net loss attributable to noncontrolling interests	(2,618)	(4,806)	(20,266)	(1,185)	(5,396)

Net income (loss)	281,136	(93,544)	81,970	470,820	189,872

Share-based compensation expense	324,055	345,690	331,568	304,531	320,368

Restructuring share-based compensation expense	—	—	—	6,637	—

Depreciation and amortization	92,706	115,518	105,324	97,640	96,903

Acquisition-related and integration costs	608	3,391	5,118	32,512	15,350

Contingencies, restructuring and other charges	66,694	21,421	117,174	14,063	18,804

Goodwill impairment	—	—	132,313	—	—

Interest expense (income), net	13,811	(21,415)	(18,701)	(18,745)	(1,871)

Other expense (income), net (i)	(14,949)	23,912	(134,035)	(237,824)	59,532

Provision (benefit) for income taxes	43,011	81,139	(59,886)	35,492	59,029

Loss (gain) on disposal of property and equipment	384	1,355	1,297	(71)	1,471

Acquired deferred revenue and cost adjustment	16	21	21	19	18

Adjusted EBITDA	$807,472	$477,488	$562,163	$705,074	$759,476

(i) Includes the loss (gain) from the remeasurement of the Company’s bitcoin investment.

BLOCK Q3 2024 34

Adjusted Free Cash Flow

UNAUDITED

In thousands

			TWELVE MONTHS ENDED (i)
			Sept. 30, 2024	Sept. 30, 2023
Net cash provided by operating activities			$895,627	$944,253

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables			(27,764,564)	(22,477,453)

Proceeds from principal repayments and sales of consumer receivables			28,570,109	22,467,567

Less: Purchases of property and equipment			(178,648)	(148,563)

Reversal of:

Changes in settlements receivable			(1,987,405)	2,224,068

Changes in customers payable			1,453,964	(1,851,863)

Changes in settlements payable			515,180	(185,714)

Sales, principal payments and forgiveness of PPP loans			(4,232)	(27,133)

Adjusted Free Cash Flow			$1,500,031	$945,162

Net cash provided by investing activities			$1,251,341	$125,414

Net cash provided by (used in) financing activities			$2,045,528	$(61,585)

Select Financial Results
Excluding Bitcoin and PPP
UNAUDITED
In thousands
	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023
Total net revenue (GAAP)	$5,975,801	$5,617,493	$18,088,492	$16,142,581

Less: Bitcoin revenue	2,428,608	2,423,584	7,771,475	6,978,219

Total net revenue, excluding Bitcoin	$3,547,193	$3,193,909	$10,317,017	$9,164,362

	THREE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2022	Sept. 30, 2021
Square gross profit (GAAP)	$932,356	$805,338	$708,103	$606,225

Less: gross profit from Paycheck Protection Program (PPP) loan forgiveness	125	317	4,900	13,284

Square gross profit excluding PPP loan forgiveness	$932,231	$805,021	$703,203	$592,941

	THREE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2022	Sept. 30, 2021
Square gross profit from Banking	$206,960	$170,228	$142,245	$93,619

Less: gross profit from PPP loan forgiveness	125	317	4,900	13,284

Square banking gross profit excluding PPP loan forgiveness	$206,835	$169,911	$137,345	$80,335

(i) The twelve months ended information presented in this table is calculated by adding the results from the four consecutive quarters ending September 30, 2024 and 2023, respectively.

BLOCK Q3 2024 35

Adjusted Net Income and

Adjusted EPS

UNAUDITED

in thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Net income (loss) attributable to common stockholders	$283,754	$(88,738)	$951,027	$(92,464)

Net loss attributable to noncontrolling interests	(2,618)	(4,806)	(9,199)	(10,630)

Net income (loss)	281,136	(93,544)	941,828	(103,094)

Share-based compensation expense	324,055	345,690	948,954	944,529

Restructuring share-based compensation expense	—	—	6,637	—

Acquisition-related and integration costs	608	3,391	48,470	6,304

Contingencies, restructuring and other charges	66,694	21,421	99,561	122,408

Amortization of intangible assets	53,207	74,845	172,918	185,697

Amortization of debt discount and issuance costs	4,042	2,973	10,545	8,807

Loss on revaluation of equity investments	2,952	583	469	16,838

Bitcoin remeasurement	(5,288)	28,174	(168,576)	(83,928)

Loss on disposal of property and equipment	384	1,355	1,784	1,889

Acquired deferred revenue and cost adjustment	16	21	53	78

Tax effect of non-GAAP net income adjustments	(173,408)	(71,050)	(377,262)	(265,304)

Adjusted Net Income - basic	$554,398	$313,859	$1,685,381	$834,224

Cash interest expense on convertible notes	682	680	2,029	2,874

Adjusted Net Income - diluted	$555,080	$314,539	$1,687,410	$837,098

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	616,428	611,276	616,830	606,767

Diluted	632,760	611,276	635,419	606,767

Net income (loss) per share attributable to common stockholders:

Basic	$0.46	$(0.15)	$1.54	$(0.15)

Diluted	$0.45	$(0.15)	$1.50	$(0.15)

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	616,428	611,276	616,830	606,767

Diluted	632,760	628,059	635,419	627,784

Adjusted Net Income Per Share:

Basic	$0.90	$0.51	$2.73	$1.37

Diluted	$0.88	$0.50	$2.66	$1.33

BLOCK Q3 2024 36

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Operating expenses	$(1,926,676)	$(1,908,357)	$(5,698,324)	$(5,627,321)

Share-based compensation	323,875	345,547	948,420	944,102

Restructuring share-based compensation	—	—	6,637	—

Depreciation and amortization	74,993	96,446	232,964	245,358

Loss on disposal of property and equipment	384	1,355	1,784	1,889

Acquisition-related and integration costs	608	3,391	48,470	6,304

Contingencies, restructuring and other charges	66,694	21,421	99,561	122,408

Non-GAAP operating expenses	$(1,460,122)	$(1,440,197)	$(4,360,488)	$(4,307,260)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Product development	$(710,983)	$(713,788)	$(2,144,720)	$(2,035,397)

Share-based compensation	228,300	245,244	675,080	666,512

Restructuring share-based compensation	—	—	4,504	—

Depreciation and amortization	39,849	37,520	115,759	109,886

Loss on disposal of property and equipment	341	562	1,902	874

Non-GAAP product development	$(442,493)	$(430,462)	$(1,347,475)	$(1,258,125)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Sales and marketing	$(511,755)	$(479,381)	$(1,463,202)	$(1,512,999)

Share-based compensation	34,891	35,703	97,357	97,858

Restructuring share-based compensation	—	—	1,078	—

Depreciation and amortization	1,274	1,945	3,478	5,373

Gain on disposal of property and equipment	—	—	(8)	—

Non-GAAP sales and marketing	$(475,590)	$(441,733)	$(1,361,297)	$(1,409,768)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

General and administrative	$(475,855)	$(480,885)	$(1,420,683)	$(1,463,003)

Share-based compensation	60,684	64,600	175,983	179,732

Restructuring share-based compensation	—	—	1,055	—

Depreciation and amortization	9,597	11,719	28,786	34,826

Loss (gain) on disposal of property and equipment	43	793	(110)	1,015

Acquisition-related and integration costs	608	3,391	48,470	6,304

Contingencies, restructuring and other charges	66,694	21,421	99,561	122,408

Non-GAAP general and administrative	$(338,229)	$(378,961)	$(1,066,938)	$(1,118,718)

Depreciation and Amortization by Function UNAUDITED In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Cost of revenue	$17,713	$19,072	$54,285	$57,878

Product development	39,849	37,520	115,759	109,886

Sales and marketing	1,274	1,945	3,478	5,373

General and administrative	9,597	11,719	28,786	34,826

Amortization of acquired customer assets	24,273	45,262	84,941	95,273

Total depreciation and amortization	$92,706	$115,518	$287,249	$303,236

BLOCK Q3 2024 37